Exhibit 10.14

EXECUTION VERSION

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT, LLC
c/o American Realty Hospitality Trust, Inc.
405 Park Avenue
New York, NY 10022

August 21, 2015

Summit Hotel OP, LP
Each of the Sellers listed on Schedule 1
c/o Summit Hotel Properties, Inc.
12600 Hill Country Blvd, Suite R-100
Austin, Texas 78738

Reference is made to that certain Real Estate Purchase and Sale Agreement, dated June 2, 2015 (the “Agreement”), by and among the sellers listed on Schedule 1 thereto, Summit Hotel OP, LP and American Realty Capital Hospitality Portfolio SMT, LLC, as amended by that certain letter agreement, dated July 15, 2015, by and among certain parties to the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

Sellers and Purchaser desire to include certain additional terms, as well as modify certain provisions, within the Agreement, and have agreed to amend the Agreement to reflect such additions and modifications on the terms and conditions set forth in this Amendment.

Accordingly, we hereby agree with you as follows and the Agreement shall be deemed amended in accordance with Section 14.4 thereof:

1.	Extension of Closing Date.

a.	Section 4.1(i) of the Agreement is hereby amended and restated in its entirety to read as follows:
“the First Pool Assets (the “First Pool Closing”) shall occur through escrow at 4:00 p.m. (New York time) on September 30, 2015, or at such later date as the First Pool Closing may be adjourned or extended (including, without limitation, as set forth in Section 3.1.3 and this Section 4.1) in accordance with the express terms of this Agreement (the “First Pool Closing Date”); and”

b.	The final paragraph of Section 4.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Notwithstanding anything to the contrary set forth herein, Purchaser shall have the right, in its sole and absolute discretion (and without prejudice to any of its rights under this Agreement), to (A)(x) extend the First Pool Closing Date for a period of up to 10 Business Days following September 30, 2015 upon prior written notice to Sellers given at least 10 days prior to September 30, 2015 and (y) if the extension set forth in clause (A)(x) above is exercised by Purchaser, upon 5 days’ prior written notice to Sellers, and subject to the approval of Sellers (which approval shall not be unreasonably withheld, conditioned or delayed), extend the First Pool Closing Date for a period of up to an additional 15 days and (B) extend the Second Pool Closing Date for a period of up to the earlier of (i) March 7, 2016 and (ii) 180 days after the First Pool Closing Date upon at least 10 days’ prior written notice to Sellers.”

2.	Amendment to Section 4.7.6. Section 4.7.6 of the Agreement is hereby amended and restated in its entirety to read as follows:
“The project management firms agreed upon by Purchaser and Sellers provided their pricing estimates of the costs for the Required PIPs (each, a “Project Firm PIP Estimate”) for all of the Hotel Assets (i.e., the First Pool Assets and the Second Pool Assets) to be purchased at the First Pool Closing and Second Pool Closing. The Purchase Price shall be reduced by $2,433,048 (such reduction to be allocated among the Hotel Assets by multiplying such amount by a fraction the numerator of which is the Seller PIP Estimate in respect of such Hotel Assets and the denominator of which is the Seller PIP Estimate for all the Hotel Assets).”

3.	Amendment to Section 4.7.7. Section 4.7.7 of the Agreement is hereby deleted in its entirety and replaced with the words “[Reserved]”.

4.	Amendment to Section 4.7.8. Section 4.7.8 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Since the Hotel Assets are to be acquired in multiple closings, the Purchase Price adjustment pursuant to Section 4.7.6 shall be allocated as follows:
$1,298,919 at the First Pool Closing and $1,134,129 at the Second Pool Closing.

5.
Amendment to Schedule 2. In order to reflect the adjustment to the Purchase Price pursuant to Section 2 of this letter agreement, Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with Schedule 2 to this letter agreement.

6.	Amendment to Exhibit I. Exhibit I of the Agreement is hereby deleted in its entirety and replaced with the words “[Reserved]”.

7.
Required Expenditures. During the period following August 21, 2015 until the date of the final closing under the Agreement and the Other Summit Agreement (as defined below), the Sellers party hereto, together with the sellers party to the other Purchase and Sale Agreement with Purchaser dated as of June 2, 2015 (the “Other Summit Agreement”), agree to incur and spend an aggregate of $500,000 for third party out-of-pocket expenditures contemplated by the Required PIPs (“PIP Expenditures”). For the avoidance of doubt, PIP Expenditures shall not include overhead or other internal expenses of Sellers or Summit and shall be without profit or markup to Sellers or Summit but shall include third party costs associated with shipping, delivery and labor for installation. All PIP Expenditures shall be documented and Sellers shall provide Purchaser with reasonable evidence of all PIP Expenditures promptly following the making of such expenditures. In the event that at the Second Closing the aggregate documented PIP Expenditures incurred and expended following the date of this letter agreement are less than $500,000, Purchaser shall receive a credit against the applicable Purchase Price at the Second Pool Closing in the amount of such deficiency. If the Agreement is terminated prior to the Second Pool Closing Date for any reason other than a default by Purchaser, the Sellers and the sellers under the Other Summit Agreement shall jointly and severally pay such deficiency to Purchaser within 2 Business Days following such termination. Summit hereby guarantees to Purchaser the due and punctual payment and performance of Sellers’ obligations under this Section 7, and the sellers under the Other Summit Agreement are concurrently herewith executing a letter agreement with Purchaser to confirm their obligations hereunder. For the avoidance of doubt, in the event that the aggregate documented PIP Expenditures are greater than $500,000, there shall be no increase in the Purchase Price pursuant to this Section.

8.	Amendment to Section 8.2.1(h). Section 8.2.1(h) of the Agreement is hereby deleted in its entirety and replaced with the words “[Reserved]”.

9.	Amendment to Section 8.2.1(j). Section 8.2.1(j) of the Agreement is hereby deleted in its entirety and replaced with the words “[Reserved]”.
Counterpart Originals. This letter agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall together constitute one and the same agreement.

Please confirm your agreement with the foregoing by signing and returning the enclosed execution counterpart of this letter.

Very truly yours,

AMERICAN REALTY CAPITAL PORTFOLIO
SMT, LLC

By: /s/ Paul C. Hughes
Name: Paul C. Hughes
Title: Authorized Signatory

AGREED AND ACCEPTED AS OF THE DATE
FIRST ABOVE WRITTEN:

SUMMIT HOTEL OP, LP
(Individually and in accordance with Section 14.20 of the Agreement on behalf of each Seller)

By: SUMMIT HOTEL GP, LLC, its general partner

By: SUMMIT HOTEL PROPERTIES, INC., its sole member

By: /s/ Christopher Eng
Name: Christopher Eng Title: Secretary

Schedule 1

Sellers/Hotels

State of COUNT OWNER Formation LOCATION
1 Summit Hospitality I, LLC Delaware Hampton Inn - Medford, OR
1 Summit Hotel OP, LP Delaware DoubleTree - Baton Rouge, LA
1 Summit Hospitality I, LLC Delaware Fairfield Inn & Suites - Baton Rouge, LA
1 Summit Hospitality I, LLC Delaware Springhill Suites - Baton Rouge, LA
1 Summit Hospitality I, LLC Delaware TownePlace Suites - Baton Rouge, LA
1 Summit Hotel OP, LP Delaware Hampton Inn & Suites - El Paso, TX
1 Summit Hotel OP, LP Delaware Hampton Inn - Ft. Wayne, IN
1 Summit Hospitality I, LLC Delaware Residence inn - Ft. Wayne, IN
1 Summit Hotel OP, LP Delaware Courtyard - Flagstaff, AZ
1 Summit Hotel OP, LP Delaware Springhill Suites - Flagstaff, AZ
1 Summit Hospitality I, LLC Delaware Fairfield Inn & Suites - Spokane, WA
1 Summit Hospitality I, LLC Delaware Fairfield Inn & Suites - Denver, CO
1 Summit Hotel OP, LP Delaware SpringHill Suites - Denver, CO
1 Summit Hospitality I, LLC Delaware Hampton Inn - Ft. Collins, CO
1 Summit Hospitality I, LLC Delaware Fairfield Inn & Suites - Bellevue, WA
1 Summit Hotel OP, LP Delaware Hilton Garden Inn - Ft. Collins, CO
16

Schedule 2